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                                                                    EXHIBIT 10.4


                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated August 27, 1997 by and between EQUITY RESIDENTIAL PROPERTIES MANAGEMENT LIMITED PARTNERSHIP, an Illinois limited partnership ("Employer"), and RICHARD G. BERRY ("Employee").

                               R E C I T A L S:
                               - - - - - - - -

     A. Employee is currently an employee and owner of a direct and indirect equity interest in Evans Withycombe Residential, Inc., a Maryland corporation ("EWR") or Evans Withycombe Residential, L.P. ("EWR Partnership").

     B. Concurrently with the execution and delivery of this Agreement, EWR and Equity Residential Property Trust, a Maryland real estate investment trust ("EQR") and an affiliate of Employer, are entering into an Agreement and Plan of Merger ("Merger Agreement"), pursuant to which EWR shall merge with and into EQR (the "Merger").

     C. As a result of Employee's equity interest in EWR and EWR Partnership, Employee will realize certain benefits as a result of the Merger.

     D. As an inducement for EQR to enter into the Merger Agreement, Employee agrees to terminate certain agreements previously entered into with EWR and/or its affiliates, all on the terms and conditions set forth in this Agreement.

     E. Employer desires to employ Employee, effective as of the time the Merger is consummated (the "Effective Time"), all on the terms and conditions set forth in this Agreement, and Employee desires to be so employed.

     F. As an inducement for Employee to terminate the Change In Control Agreement (as hereinafter defined), Employer desires to provide certain benefits to Employee pursuant to this Agreement.

                                  Agreements
                                  ----------

     In consideration of the covenants and mutual agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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     1.   Effective Time. This Agreement shall not become effective unless and until the Effective Time occurs.

     2. Employment. Effective as of the Effective Time, Employer agrees to employ Employee, and Employee agrees to be employed by Employer, all on the terms and conditions hereinafter set forth.

     3. Term. Subject to the early termination provisions contained in Sections 9, 10 and 11 hereof, the term of this Agreement shall be for a period commencing on the date the Effective Time occurs and ending on December 31, 2000. The period during which this Agreement is in effect is referred to herein as the "Term".

     4. Duties. During the Term, Employee shall serve as Executive Vice President-Development of EQR and, if a separate legal entity is formed by Employer or EQR through which the business of developing multi-family residential apartments is conducted, Employee shall serve as President of such entity. During the Term, Employee shall be in charge of EQR's national development of multi-family residences, subject to the supervision and control of the President of EQR. During the Term, Employee shall devote his entire working time, attention, skills and efforts to the business and affairs of Employer, to the performance of his duties hereunder (as may be designated from time to time by Employer), and to the advancement of the interests of Employer.

     5. Base Compensation. Employer shall pay Employee, as base compensation for all services rendered by him under this Agreement during the Term, salary at the rate of $250,000 per annum, payable in accordance with Employer's normal payroll practice, but not less frequently than monthly. Such rate of compensation shall be subject to annual review and, if appropriate, increase beginning January 1, 1998 at the same time as the compensation of other Executive Vice Presidents is reviewed.

     6. Benefits. In addition to the base compensation provided for in Section 5 hereof, Employee shall be entitled to the following additional benefits during the Term:

          (a) Effective as of the Effective Time, Employee shall be awarded an option to purchase 77,500 common shares of beneficial interest of EQR ("EQR Common Shares"), subject to the terms and conditions of EQR's Second Amended and Restated 1993 Share Option and Share Award Plan, which options shall vest in three equal installments on the first, second and third anniversaries of the date of grant and shall have an exercise price equal to the closing price of an EQR Common Share on the date the Effective Time occurs.

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          (b)  Commencing February, 1998, Employee shall be eligible for consideration for an award of an option to purchase EQR Common Shares under EQR's Second Amended and Restated 1993 Share Option and Share Award Plan.

          (c) Employer shall pay to Employee a bonus equal to the bonus he would have received for calendar year 1997 under the Employment Agreement dated August 17, 1994 between Employee, EWR and Evans-Withycombe Management, Inc., as amended by Amendment No. 1 thereto dated as of July 1, 1997 (the "Old Employment Agreement"), payable in that number of EQR Common Shares equal to the number of shares of EWR which would have been issued in payment of such bonus but for this Agreement and the occurrence of the Merger multiplied by the Exchange Ratio (as defined in the Merger Agreement). Such bonus shall be payable by Employer at the same time as such bonus would have been payable under the Old Employment Agreement but for this Agreement and the occurrence of the Merger.

          (d) Effective for the year beginning January 1, 1998, Employee shall be eligible for a bonus award for services rendered during the Term of up to 50% of his base compensation pursuant to EQR's Incentive Compensation Plan, such bonus to be 37-1/2% of such base compensation if the annual target is achieved. Fifty percent of any such bonus shall be paid to Employee in cash and the balance shall be paid in EQR Common Shares which shall be subject to forfeiture if Employee is not employed by Employer or an affiliate of Employer on the second anniversary of the date of the award (the "Bonus Restricted Shares").

          (e) Employee shall be entitled to participate in any additional employee benefit plans of Employer for persons in comparable positions for which Employee is eligible and in accordance with and subject to the terms of such plans, including deferred compensation plans, stock option plans, group health insurance and retirement plans but excluding any severance plans or policies (it being understood that Employee is entitled to severance as provided in Section 10(c) of this Agreement).

          (f) Employee shall be entitled to three weeks of paid vacation in accordance with Employer's vacation policy in effect from time to time for employees at Employee's salary level.

With respect to each employee benefit plan of EQR and its affiliates, services with EWR or any EWR Subsidiary (as defined in the Merger Agreement) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

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     7.   Expense Reimbursement.  Employer shall reimburse Employee for all reasonable and customary travel and other business expenses incurred by Employee in carrying out his duties under this Agreement promptly following Employer's receipt of the documentation then required under Employer's expense reimbursement policy.

     8. Withholding. All compensation payable to Employee shall be reduced by Social Security taxes and withholding taxes for which Employee is obligated and any other taxes that may be lawfully levied by any governmental authority and which Employer may be required by law from time to time to withhold.

     9.   Termination Due to Death or Disability.

          (a) This Agreement shall terminate in the event of Employee's death. In such event, Employer shall pay to Employee's legal representative Employee's salary earned but unpaid through the date of Employee's death and all other employee benefits that were earned by Employee and which had vested at the time of Employee's death, payable in accordance with the terms of the plans under which such benefits accrued. In addition, Employee shall be entitled to the Pro Rata Bonus (as hereinafter defined), payable at the same time as the annual bonus for the year in which this Agreement is terminated would have been paid to Employee had this Agreement remained in force and effect. As used herein, "Pro Rata Bonus" means the annual bonus which would have been payable to Employee had this Agreement remained in effect for the calendar year in which this Agreement is terminated multiplied by a fraction, of which the numerator is the number of days in such calendar year prior to the date this Agreement was terminated and the denominator is 365.

          (b) Employer may terminate this Agreement if Employee shall be prevented from properly performing his duties hereunder, or is reasonably expected to be prevented from properly performing his duties hereunder, by reason of any physical or mental incapacity for a period of 120 consecutive working days or for periods aggregating 180 working days within a one year period. Employer shall give Employee 30 days' advance notice of termination if the termination occurs as a result of an illness, injury or infirmity which is reasonably expected to render Employee unable to perform his duties hereunder for the period provided above.

     If Employer and Employee do not agree that Employee is suffering from an illness, injury or infirmity which is reasonably expected to prevent Employee from properly performing his duties hereunder for the aforesaid period, then Employer and Employee (or Employee's representative if Employee is unable to act) shall together select a licensed physician who shall, within thirty (30) days from the date upon which he or she is selected, make a conclusive determination as to whether or not Employee is suffering from a permanent disability. In the event that the parties are unable to agree upon the selection of a physician, Employee (or Employee's representative if Employee is unable to act) and Employer shall each separately select, within fifteen (15) days from the date such disagreement arises, a licensed physician. Together, the physicians so selected shall designate a third licensed physician who shall, within

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fifteen (15) days from the date of his selection, make the conclusive determination as to whether or not Employee is suffering from a permanent disability.

     In the event of a termination due to disability, Employee shall receive such disability benefits as are paid generally to employees of Employer at his position under the policies of Employer in effect at the time of the termination of this Agreement. In addition, Employee shall be entitled to Pro Rata Bonus, payable at the same time the annual bonus for the year in which this Agreement is terminated would have been paid to Employee had this Agreement remained in force and effect.

     10.  Other Termination by Employer.

          (a)  In addition to the termination of this Agreement pursuant to
Section 9, Employer shall have the right to terminate this Agreement effective upon delivery to Employee of written notice of termination stating the basis for such termination as being either:

               (i)  for "Cause", which shall be defined as any of the following:

                    (A) Employee wilfully and continually fails to substantially perform his duties under this Agreement (other than due to his death or incapacity due to accident or physical or mental illness);

                    (B) Employee breaches any of his covenants in Sections 12, 13 or 14 or his representations in Section 15;

                    (C) Employee engages in an act of dishonesty constituting a felony and which results or is intended to result directly or indirectly in his gain or personal enrichment at the expense of Employer;

                    (D) Employee is convicted of a felony or of any crime involving moral turpitude, fraud, theft or conversion;

                    (E) Employee fails or refuses to submit to a medical examination for the sole purpose of determining whether Employee is disabled pursuant to Section 9 within ten
                         (10) days after Employer delivered a written request for such examination to Employee; or

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               (ii)   without "Cause".

          (b) Upon a termination of this Agreement by Employer for Cause, Employer shall have no further obligation to Employee under this Agreement, except to pay his base compensation through the date of termination of this Agreement and any other benefits that have fully accrued and vested but have not been paid as of the date of such termination, which shall be payable in accordance with the terms of the plans under which such benefits accrued.

          (c) Upon a termination of this Agreement by Employer without Cause or by Employee for Good Reason (as defined in Section 11(a) hereof), Employer shall have no further obligation to Employee under this Agreement, except (A) to pay as severance, an amount equal to the base compensation which would otherwise have been payable to Employee for the balance of the Term, payable in the same manner as such compensation would have been paid to Employee had his employment not been terminated, (B) to pay the bonus which Employee would have received for the balance of the Term had this Agreement remained in force and effect, assuming for this purpose that each annual bonus were the same amount as the annual bonus for the year in which this Agreement terminated, (C) to provide continuing participation in all group medical, dental and hospitalization insurance plans in which Employee participated at the time of termination of this Agreement, (D) all Bonus Restricted Shares shall vest immediately, and (E) any other benefits that have fully accrued and vested but have not been paid as of the date of termination of this Agreement, shall be payable in accordance with the terms of the plans under which such benefits accrued.

     11. Termination by Employee. Employee may terminate his employment hereunder by providing Employer with a written notice of termination at least one hundred twenty (120) days prior to the effective date of such termination in the case of a termination other than for Good Reason (as defined below) or sixty
(60) days prior to the effective date of such termination in the case of a termination for Good Reason. As used herein, "Good Reason" shall mean (a) a substantial adverse alteration in Employee's status, position or responsibilities, (b) a reduction in Employee's base salary or any failure to pay Employee any compensation or benefits to which he is entitled within five days after notice of such failure is given to Employer by Employee, (c) the material breach by Employer of any of its agreements set forth in Sections 2, 5 and 6 hereof which continues unremedied for a period of thirty (30) days after receipt by the general partner of Employer of a written demand for performance by Employee, which written demand specifically identifies in reasonable detail the manner in which Employee believes that Employer has not performed its obligations, (d) Employer requires Employee to be based at any place outside a 30-mile radius from Scottsdale, Arizona, except for reasonably required travel on business of Employer and its affiliates. If Employee terminates this Agreement for Good Reason, Employee shall be entitled to the payments and benefits provided for in Section 10(c). If Employee terminates this Agreement without Good Reason, Employer shall have no further obligation to Employee except to pay (i) Employee's salary earned but unpaid through the date of termination of this Agreement, and (ii) all other employee benefits

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that were earned by Employee and had vested at the time of such termination, payable in accordance with the terms of the plans under which such benefits accrued.

     12.  Competition.

          (a) At all times during the Term (the "Non-Compete Period"), Employee shall be prohibited from engaging in Competition (as defined in subsection 12(b) below) with Employer or its affiliates; provided, however, that if Employee terminates this Agreement without Good Reason, the foregoing prohibition shall terminate on the first anniversary of the date of such termination without Good Reason. As used in this Agreement, an "affiliate" of Employer means any corporation or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

          (b) The term "Competition" for purposes of this Agreement shall mean Employee's taking any of the following actions: engaging in or carrying on, directly or indirectly whether as advisor, agent, principal, partner, officer, director, employee or stockholder, associate or consultant of or to any person, partnership, corporation or any other business entity which is engaged in the development, construction, acquisition or management of multifamily apartment properties in North America (i.e., the United States, Canada or Mexico). Notwithstanding the foregoing, the term "Competition" shall exclude (a) the passive investments of Employee as of the date of this Agreement in various Berry & Boyle entities, and (b) ownership of not more than 2% of the outstanding shares of an entity which is traded on a national stock exchange or in the over-the-counter market.

          (c) Employee acknowledges that, as an executive employee of Employer, Employee will be involved, on a high level, in the development, implementation and management of Employer's national business strategies and plans, including those which involve Employer's finances, research, marketing, planning, operations and property acquisitions. By virtue of the Employee's unique and sensitive position and special background, employment of the Employee by a competitor of Employer represents a serious competitive danger to Employer, and the use of Employee's talent and knowledge and information about Employer's business strategies can and would constitute a valuable competitive advantage over Employer.

          (d) Employee acknowledges that he has carefully read and considered all of the terms of this Agreement, including particularly the terms of this
Section 12 and of Sections 13 and 14 hereof, that Employer and its affiliates have made a substantial investment in their business and that the restrictions provided in this Section 12 and the following Sections 13 and 14 hereof are reasonable and necessary for Employer's protection. Employee further acknowledges that damages at law will not be a measurable or adequate remedy for breach of the covenants contained in this Section 12 or in Sections 13 and 14 hereof and, accordingly Employee consents to the entry by any court of competent jurisdiction of any order enjoining him from violating any such covenants, without bond but upon due notice. The parties hereto further agree that if, in any judicial proceeding, a court should refuse to enforce any covenants

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set forth in this Section 12 or in Sections 13 and 14 hereof because of their term or geographical scope, then such covenants shall be deemed to be modified to permit their enforcement to the maximum extent permitted by law.

     13. Confidentiality. Employee acknowledges that during the course of his employment by Employer, he will obtain knowledge of and access to confidential proprietary information of Employer and its affiliates (hereinafter referred to as the "Confidential Information"). Such Confidential Information includes confidential records, data, formulae, sales strategy, and other confidential and proprietary information of Employer and its affiliates. Employee acknowledges that the disclosure of any Confidential Information in contravention of this
Section 13 would do irreparable damage to Employer and its affiliates. Employee accordingly agrees that, unless otherwise authorized by written instrument signed by an officer of Employer, he will not at any time, in any manner whatsoever, except in the regular course of performing his duties as an employee of Employer, use for himself or others, or disclose, reveal or divulge to anyone, any of the Confidential Information.

     "Confidential Information" shall not include any information which now or hereafter (a) is or becomes generally known to the public other than as a result of breach of this Section 13 or other similar confidentiality covenant, or (b) is or becomes readily available from or actually acquired from third parties who are not employees of Employer or an affiliate of Employer and who did not acquire such information as a result of a breach of this Section 13 or other similar confidentiality covenant.

     14. Covenant Restricting Solicitation. Employee shall not, directly or indirectly, solicit, attempt to solicit for employment or employ any employee of Employer or any affiliate of Employer at any time during the Term and the one year period ending on the first anniversary of the date of the expiration or termination of the Term.

     15. Certain Representations. Each party represents and warrants to the other party that (i) such party is free to enter into this Agreement, and (ii) this Agreement does not violate the terms of any agreement, instrument, covenant, order or decree to which such party is bound.

     16. Certain Provisions to Survive. The provisions of Sections 9(b), 10, 11, 12, 13, 14 and 16 shall survive the expiration or termination of this Agreement as to obligations which accrued prior to such expiration or termination.

     17. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right or remedy at any other time or times.

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     18.  Other Agreements.  Employer and Employee do hereby acknowledge that:

          (a) The Change in Control Agreement dated June 18, 1997 by and between Employee and EWR (the "Change in Control Agreement") shall terminate as of the Effective Time. Employee hereby waives any rights he may have under the Change in Control Agreement as a result of such termination.

          (b) Except as otherwise provided in Section 6(c) of this Agreement, the Old Employment Agreement shall terminate effective as of the Effective Time. Employee hereby waives any rights he may have under Section 7 of the Old Employment Agreement as a result of such termination.

     19. Severability. Each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable. If for any reason any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by a court, agency or tribunal with competent jurisdiction in a proceeding to which Employer is a party, that ruling shall not impair the operation of, or have any other effect upon, any other portions of this Agreement, which shall continue to be given full force and effect. If any provisions hereof shall be adjudicated to be invalid or unenforceable in whole or in part, such modifications made to this Agreement as a result of such adjudication shall be effective only in the particular jurisdiction in which such adjudication is made. To the extent any provision hereof is deemed unenforceable by virtue of its scope but may be made enforceable by limitations thereon, the parties agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought. The parties hereby authorize any court of competent jurisdiction to modify the restrictive covenants to the extent necessary to make the same enforceable.

     20. Assignability; Benefit. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns. The rights and benefits of Employee under this Agreement are personal to him, and are not subject to voluntary or involuntary alienation, assignment or transfer by him.

     21. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified or rescinded except by a written agreement to such effect signed by both parties.

     22. Notices. Any and all notices required or permitted to be given hereunder must be in writing and shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to and prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

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          To Employee:        Richard G. Berry
                              6537 East Exeter Boulevard
                              Scottsdale, Arizona   85251

          To Employer:        Equity Residential Property Management Limited
                              Partnership
                              Two North Riverside Plaza, Suite 400
                              Chicago, Illinois   60606
                              Attention:  President

     Each notice shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one (1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or upon receipt with respect to notices deposited in the United States registered or certified mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice.

     Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section 22.

     23. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                         EQUITY RESIDENTIAL PROPERTIES MANAGEMENT LIMITED PARTNERSHIP

                         By: ERP OPERATING LIMITED PARTNERSHIP, an Illinois
                             limited partnership, its general partner

                             By: EQUITY RESIDENTIAL PROPERTIES TRUST, its
                                 general partner


                                 By:/s/ Bruce C. Strohm
                                    -------------------
                                    Title: Executive Vice President
                                          -------------------------


                         /s/ Richard G. Berry
                         --------------------
                         Richard G. Berry

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